EXHIBIT 99.1

Oakley Appoints New Chief Financial Officer

FOOTHILL RANCH, Calif., Oct. 20, 2005 (PRIMEZONE) -- Oakley, Inc. (NYSE:OO) today announced that it has appointed Richard J. Shields, CPA, as its chief financial officer effective November 3, 2005. Mr. Shields, 48, will oversee the company's finance and accounting functions bringing more than 20 years of senior financial experience to his new role. He will report directly to chief operating officer Link Newcomb.

"Richard is an accomplished executive with extensive corporate financial experience including international operations, retail and manufacturing," said Oakley Chief Executive Officer Scott Olivet. "We believe that he is an ideal person to lead Oakley's finance organization, solidifying our executive management team as we work to further develop our diversified product platforms."

"I'm excited to join Oakley, one of the world's most respected brands, known for its excellence in innovative technology and design," said Shields. "I look forward to pursuing the company's extensive growth opportunities as part of the senior management team."

From October 2002 to April 2005 Mr. Shields served as chief financial officer of Southwest Water Company (Nasdaq:SWWC), which provides water related services and generates revenues in excess of $200 million. Prior to Southwest Water, Mr. Shields has served as chief financial officer at Day Software Corporation, Winfire Corporation and Frame-N-Lens Optical, Inc. He also served as international controller and finance director for the Americas for AST Research, a personal computer manufacturer. Earlier he worked in corporate finance with Taco Bell Corporation and began his career at the public accounting firm Price Waterhouse.

Mr. Shields has a master of business administration from the University of Notre Dame and a bachelors of arts in business from Eastern Washington University. He is a licensed certified public accountant in California and is an avid outdoor sports enthusiast.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company offers a full array of products including performance apparel and accessories, prescription eyewear, footwear, watches and electronics to consumers in more than 100 countries. Trailing-12-month net sales through September 30, 2005 totaled $638.7 million and generated net income of $52.6 million. Oakley, Inc. press releases, SEC filings and the company's annual report are available at www.oakley.com.

Safe Harbor Disclaimer

This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond the control of the company. Forward-looking statements typically are identified by the use of terms such as "look," "may," "will," "should," "might," "believe," "plan," "expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to: the performance of key management hires, risks related to the sales new product introductions in the company's electronics category; the company's ability to maintain approved vendor status and continue to receive product orders from the U.S. military; the company's ability to integrate and operate acquisitions; the company's ability to manage rapid growth; risks related to the limited visibility of future sunglass orders associated with the company's "at once" production and fulfillment business model; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Luxottica Group S.p.A, which, as a major competitor, could materially alter or terminate its relationship with the company; the company's ability to expand and grow its distribution channels and its own retail operations; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; a weakening of economic conditions could continue to reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; terrorist acts, or the threat thereof, could adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate licensing arrangements without adversely affecting operations and the success of such initiatives; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential impact of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where a significant portion of the company's operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2004 and other filings made periodically by the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update this forward-looking information. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

The Oakley Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1533

CONTACT:  Oakley, Inc.
          Lance Allega, Director of Investor Relations
          (949) 672-6985
          lallega@oakley.com

          PondelWilkinson Parham
          Ron Parham, Investor Relations Counsel
          (503) 924-1186
          rparham@pondel.com